Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS
FOR THE THIRD FISCAL QUARTER OF 2006
NEW ORLEANS, LA September 16, 2006 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the third quarter of fiscal year 2006.
For the quarter ended July 31, 2006, the Company reported net earnings from continuing operations of $7.3 million, or $.07 per diluted share, compared to $8.1 million, or $.07 per diluted share, for the third quarter of fiscal year 2005. The Company reported net earnings from continuing operations for the nine months ended July 31, 2006 of $26.8 million, or $.25 per diluted share compared to $10.8 million, or $.10 per diluted share for the corresponding period of 2005.
Excluding unusual items, net earnings from continuing operations was $7.4 million, or $.07 per diluted share for the three months ended July 31, 2006 compared to $7.9 million, or $.07 per diluted share for the third quarter of 2005. For the nine months ended July 31, 2006, earnings from continuing operations, excluding unusual items, was $28.7 million, or $.27 per diluted share, compared to $29.8 million, or $.27 per diluted share for the first nine months of 2005. (See tables under “Reconciliation of Non-GAAP Financial Measures.”)
Thomas M. Kitchen, acting Chief Executive Officer and Chief Financial Officer, stated, “For the quarter, we produced $22.2 million in recurring free cash flow, and we experienced improvements in many of the fundamental drivers of our business including increases in preneed funeral and gross cemetery property sales and increases in average revenue per same-store funeral service. Including the Louisiana properties affected by Hurricane Katrina, preneed funeral sales increased 7 percent and gross cemetery property sales increased 3 percent during the quarter. Excluding Louisiana, preneed funeral sales increased 10 percent and gross cemetery property sales increased 5 percent during the quarter. We also experienced a 4 percent increase in our average revenue per traditional funeral service and a 2 percent increase in the average revenue per cremation funeral service in the same-store funeral homes, both including and excluding Louisiana.”
Mr. Kitchen continued, “While we are pleased with our operating results for the quarter, there are a number of other factors impacting net earnings. We continue to experience increased legal and professional fees related to class action lawsuits. While our Louisiana operations are continuing to face operational challenges as a result of Hurricane Katrina, we recognized business interruption insurance revenue during the quarter, which offset the decline in these operations for the quarter. Our funeral business improved this quarter, but our cemetery business was affected by decreased trust earnings and a decrease in construction on various cemetery projects during the quarter.”

Cash flow provided by operating activities for the third quarter of fiscal year 2006 was $27.0 million, and recurring free cash flow was $22.2 million compared to $30.1 million of cash flow provided by operating activities and $21.7 million of recurring free cash flow for the third quarter of fiscal year 2005. (See tables under “Reconciliation of Non-GAAP Financial Measures.”)
Cash flow provided by operating activities for the first nine months of fiscal year 2006 was $78.1 million, and recurring free cash flow was $55.2 million compared to $33.7 million of cash flow provided by operating activities and $42.4 million of recurring free cash flow for the comparable period of fiscal year 2005. The increase in recurring free cash flow for the nine months was primarily due to the fact that the first nine months of 2005 included two interest payments on the Company’s senior notes while the first nine months of 2006 included only one interest payment.
Mr. Kitchen concluded, “Through nine months, we produced strong cash flow, which enabled us to repurchase $21.0 million in stock, pay $8.0 million in dividends and repay $32.4 million in debt. As of July 31, 2006, we had $377.6 million in outstanding debt and approximately $44.3 million in cash, or net debt of approximately $333.3 million. We are continuing to focus on the implementation of our operating initiatives, while continuing to improve our operating performance.”
While preparing its Form 10-Q for the quarter ended July 31, 2006, the Company concluded that it should make several adjustments relating to prior accounting periods. The net adjustment amounted to $1.3 million ($0.9 million after-tax, or $.01 per diluted share) for the three months ended July 31, 2006 and $1.5 million ($1.0 million after-tax, or $.01 per diluted share) for the nine months ended July 31, 2006. The Company recorded the adjustments in the third quarter of 2006. For further explanation, see Note 1(g) in the Form 10-Q for the quarter ended July 31, 2006.
Third Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $2.8 million to $68.8 million, which includes a decline in revenue in our Louisiana operations of $0.5 million. The decrease in funeral revenue in our Louisiana operations was offset by the recognition of $2.4 million of business interruption insurance revenue related to Hurricane Katrina. Throughout this earnings release, references to the Louisiana businesses do not include the business interruption insurance.

•	Including the Louisiana funeral homes affected by Hurricane Katrina in the comparison of same-store funeral operations, the number of same-store funeral services performed decreased 1.1 percent, or 157 events, to a total of 14,327 events.

•	Excluding the Louisiana funeral homes, the number of same-store funeral services performed decreased 0.2 percent, or 23 events, to a total of 13,946 events.

•	The Company’s same-store funeral operations achieved a 4.1 percent increase, both including and excluding Louisiana, in the average revenue per traditional funeral service. The Company also experienced a 1.6 percent increase in the average revenue per cremation service including Louisiana and a 1.7 percent increase in the average revenue per cremation service excluding Louisiana.

•	The increase in the average revenue per traditional funeral service was offset by an increase in the proportion of cremations and a year-over-year reduction in funeral trust earnings resulting in an overall increase in the average revenue per funeral service for the quarter of 2.3 percent.

•	Preneed funeral sales increased 7 percent during the third quarter of 2006 compared to the third quarter of 2005. Excluding the Louisiana properties, preneed funeral sales increased 10 percent during the third quarter of 2006.

•	The cremation rate for the Company’s same-store businesses was 38.8 percent for the third quarter of 2006 compared to 37.2 percent for the third quarter of 2005.

•	The funeral margin remained flat at 19.1 percent for the third quarter of 2006, which includes the effects of the out of period adjustments.
CEMETERY
•	Cemetery revenue increased $2.1 million to $60.7 million for the third quarter of 2006 and includes the effects of the out of period adjustment of $3.1 million and the recognition of $0.4 million of business interruption insurance revenue related to Hurricane Katrina. These increases were partially offset by a $0.4 million decrease in Louisiana cemetery revenue, a decrease in construction during the quarter on various cemetery projects and decreased cemetery trust earnings. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	Gross cemetery property sales increased 3 percent for the third quarter of 2006. Excluding Louisiana, gross cemetery property sales increased 5 percent quarter-over-quarter.

•	The cemetery margin increased 60 basis points to 20.1 percent compared to 19.5 percent for the same period in 2005 primarily due to the increase in cemetery revenue as discussed above.
OTHER
•	Corporate general and administrative expenses increased $3.0 million to $8.5 million due primarily to legal and professional fees related to class action lawsuits.

•	The Company recorded a hurricane related insurance recovery of $1.1 million ($0.6 million after tax, or $.01 per diluted share) during the quarter as the insurance proceeds recorded during the quarter were greater than the loss incurred.

•	The Company recorded separation charges of $0.7 million ($0.4 million after tax, or $.01 per diluted share) during the quarter due primarily to separation pay to a former officer.

•	Other operating income, net, decreased $0.7 million to a $0.1 million expense during the third quarter of 2006. The decrease was primarily due to an adjustment of insurance receivables during the quarter for a claim related to a theft at a facility in the Company’s Eastern Division.

•	Interest expense increased $0.6 million to $7.1 million during the third quarter of 2006 due to a 120 basis point increase in the average interest rate for the period related to increases in LIBOR rates, partially offset by a $39.4 million decrease in the average debt outstanding during the quarter. Included in interest expense was approximately $0.3 million of additional interest that was accrued during the quarter on the Company’s 6.25 percent senior notes due to the Company’s inability to timely complete a required exchange offer. The additional interest has now been eliminated in connection with the expiration of the exchange offer on June 5, 2006.

•	The effective tax rate was 30.4 percent in the third quarter of 2006 compared to 35.5 percent in the third quarter of 2005. The effective tax rate is expected to be approximately 36.5 percent for fiscal year 2006.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $2.6 million to $212.6 million, which includes a decline in our Louisiana operations of $1.8 million. The decrease in funeral revenue in our Louisiana operations was offset by the recognition of $2.4 million of business interruption insurance revenue related to Hurricane Katrina. Also contributing to the increase in funeral revenue was an increase in the average revenue per same-store funeral service performed.

•	Including the Louisiana funeral homes, the number of same-store funeral services performed decreased 0.5 percent, or 221 events, to a total of 46,233 events. Excluding Louisiana, the number of same-store funeral services performed increased 0.5 percent, or 222 events, to a total of 45,120 events.

•	The Company’s same-store funeral operations achieved a 3.5 percent increase in the average revenue per traditional funeral service and experienced a 0.2 percent increase in the average revenue per cremation service, including Louisiana.

•	Excluding the Louisiana funeral homes, same-store funeral operations achieved a 3.6 percent increase in average revenue per traditional funeral service and experienced a 0.6 percent increase in the average revenue per cremation service compared to the first nine months of fiscal year 2005.

•	The increase in the average revenue per traditional funeral service was partially offset by an increase in the proportion of cremations and a year-over-year reduction in funeral trust earnings, resulting in an overall increase in the average revenue per funeral service of 0.8 percent, including the Louisiana funeral homes, and an overall increase of 0.9 percent, excluding the Louisiana funeral homes.

•	Preneed funeral sales increased 6 percent during the first nine months of 2006. Excluding the Louisiana properties, preneed funeral sales increased 9 percent during the first nine months of 2006.

•	The cremation rate for the Company’s same-store businesses was 38.7 percent for the nine month period of 2006 compared to 37.0 percent for the nine month period of 2005.

•	The funeral margin decreased 80 basis points to 23.2 percent compared to 24.0 percent for the same period in 2005 which includes the effects of the out of period adjustments, partially offset by the increase in funeral revenue as discussed above.
CEMETERY
•	Cemetery revenue increased $5.3 million to $174.2 million. These results include a decline in revenue in the Company’s Louisiana operations of $3.8 million, which was partially offset by the recognition of $0.4 million of business interruption insurance revenue related to Hurricane Katrina. Cemetery revenue also includes $3.1 million of additional revenue resulting from the out of period adjustments, an increase in revenue from the sale of cemetery property and a $1.6 million increase in perpetual care trust earnings. These increases were partially offset by a decrease in construction during the quarter on various cemetery projects. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	Gross cemetery property sales increased 3 percent during the first nine months of 2006. Excluding the Louisiana properties, gross cemetery property sales increased 8 percent year-over-year.

•	The cemetery margin increased 110 basis points to 21.2 percent compared to 20.1 percent for the same period in 2005. The increase in cemetery revenue, as discussed above, contributed to the increase in the cemetery gross profit margin.
OTHER
•	Corporate general and administrative expenses increased $8.7 million to $23.0 million due primarily to accounting and legal fees related to the increase in SEC filings and the class action lawsuits. The Company also incurred increased expenses related to its strategic planning initiative during the current fiscal year. As a result of the implementation of SFAS No. 123R on November 1, 2005, the Company also incurred stock option expense during the current year.

•	The Company recorded hurricane related charges of $1.0 million ($0.6 million after tax, or $.01 per diluted share) during the current fiscal year, net of insurance proceeds.

•	The Company recorded separation charges of $1.0 million ($0.6 million after tax) during the first nine months of 2006 due in part to separation pay to a former officer. The Company also incurred separation charges related to the reorganization of its consolidated operations from four divisions to two, which became effective for the fourth quarter of fiscal year 2005.

•	Interest expense decreased $1.2 million to $22.3 million during the first nine months of fiscal 2006 due to a $21.6 million decrease in the average debt outstanding during the period. Approximately $1.7 million of additional interest was accrued during the nine months of 2006 on the Company’s 6.25 percent senior notes due to the Company’s inability to timely complete a required exchange offer. The additional interest has now been eliminated in connection with the expiration of the exchange offer on June 5, 2006.

•	During the first nine months of 2005, the Company incurred a charge for early extinguishment of debt of $21.0 million, net of tax (or $.19 per diluted share), as a result of refinancing its senior secured credit facility during November 2004 and the refinancing of its 10 3/4% notes during February 2005.

•	In the first nine months of fiscal 2005, the Company recorded the cumulative effect of a change in accounting principle of $153.2 million, net of tax (or $1.40 per diluted share), for the change in accounting for preneed selling costs. Effective November 1, 2004, the Company no longer amortizes preneed selling costs, but rather expenses them as incurred.

•	The effective tax rate was 35.9 percent in the first nine months of 2006 compared to 34.3 percent in the first nine months of 2005. The effective tax rate is expected to be approximately 36.5 percent for fiscal year 2006.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $6.0 million for the third quarter of 2006 compared to $5.3 million for the third quarter of 2005. Excluding the out of period adjustments that were recorded in the third quarter of 2006, depreciation and amortization would have been $5.4 million for the third quarter of 2006.

•	Depreciation and amortization from continuing operations and total operations was $16.5 million for the first nine months of fiscal year 2006 compared to $15.7 million for the comparable period of 2005. Excluding the out of period adjustments that were recorded in the third quarter of 2006, depreciation and amortization would have been $15.8 million for the first nine months of 2006.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the third quarter of fiscal year 2006 was $27.0 million, and recurring free cash flow was $22.2 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) During the third quarter of fiscal year 2005, cash flow provided by operating activities was $30.1 million, and recurring free cash flow was $21.7 million.

•	Cash flow provided by operating activities for the first nine months of fiscal year 2006 was $78.1 million, and recurring free cash flow was $55.2 million compared to $33.7 million of cash flow provided by operating activities and $42.4 million of recurring free cash flow for the comparable period of fiscal year 2005.

•	The increase in recurring free cash flow for the nine months was primarily due to the fact that the first nine months of 2005 included two interest payments on the Company’s senior notes while the first nine months of 2006 included only one interest payment. Prior to the refinancing of its senior subordinated notes in February 2005, the Company made interest payments on the notes in January and July of each year, or during the Company’s first and third quarters. Upon the refinancing of the senior notes in February 2005, the Company makes interest payments on the notes in February and August, or during the Company’s second and fourth quarters.

•	During the third quarter of 2006, the Company repurchased 2.3 million shares of Class A common stock for $12.9 million. During the fiscal year through August 31, the Company repurchased a total of 3.9 million shares of its Class A common stock for $22.0 million and has completed its current stock repurchase program.

•	During the third quarter of 2006, the Company’s Board declared, and the Company paid, $2.6 million in dividends.

•	As of July 31, 2006, the Company had outstanding debt of $377.6 million and cash on hand of $44.3 million, or net debt of $333.3 million.

•	During the first nine months of 2006, the Company repaid $32.4 million in debt, which included $30.0 million in unscheduled payments on its Term Loan B.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the last twelve months ended July 31, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 2.7 percent, and its perpetual care trust funds experienced a total return of 1.9 percent.

•	For the twelve months ended July 31, 2005, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 10.3 percent, and its perpetual care trust funds experienced a total return of 7.8 percent.

•	For the last three years ended July 31, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 6.5 percent, and its perpetual care trust funds experienced a total return of 5.6 percent.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 289-0533. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is (913) 981-5525. A replay of the call will be available by dialing (888) 203-1112 (from within the continental United States) or (719) 457-0820 (from outside the continental United States), and using pass code 7409629 until October 2, 2006, midnight Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until October 18, 2006.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2006	2005
Revenues:
Funeral	$68,822	$66,021
Cemetery	60,699	58,650

	129,521	124,671

Costs and expenses:
Funeral	55,668	53,407
Cemetery	48,476	47,228

	104,144	100,635

Gross profit	25,377	24,036
Corporate general and administrative expenses	(8,517)	(5,545)
Hurricane related charges, net	1,072	—
Separation charges	(680)	(147)
Gains on dispositions and impairment (losses), net	(7)	56
Other operating income (expense), net	(117)	571

Operating earnings	17,128	18,971
Interest expense	(7,092)	(6,456)
Loss on early extinguishment of debt	—	(114)
Investment and other income, net	508	184

Earnings from continuing operations before income taxes	10,544	12,585
Income taxes	3,208	4,471

Earnings from continuing operations	7,336	8,114

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(2)	608
Income tax benefit	—	(153)

Earnings (loss) from discontinued operations	(2)	761

Net earnings	$7,334	$8,875

Basic earnings per common share:
Earnings from continuing operations	$.07	$.07
Earnings from discontinued operations	—	.01

Net earnings	$.07	$.08

Diluted earnings per common share:
Earnings from continuing operations	$.07	$.07
Earnings from discontinued operations	—	.01

Net earnings	$.07	$.08

Weighted average common shares outstanding (in thousands):
Basic	106,177	109,147

Diluted	106,255	109,266

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2005 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2006	2005
Revenues:
Funeral	$212,563	$210,001
Cemetery	174,175	168,946

	386,738	378,947

Costs and expenses:
Funeral	163,174	159,488
Cemetery	137,189	134,984

	300,363	294,472

Gross profit	86,375	84,475
Corporate general and administrative expenses	(22,992)	(14,343)
Hurricane related charges, net	(1,008)	—
Separation charges	(956)	(147)
Gains on dispositions and impairment (losses), net	152	1,233
Other operating income, net	897	1,069

Operating earnings	62,468	72,287
Interest expense	(22,301)	(23,503)
Loss on early extinguishment of debt	—	(32,822)
Investment and other income, net	1,628	404

Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle	41,795	16,366
Income taxes	14,989	5,612

Earnings from continuing operations before cumulative effect of change in accounting principle	26,806	10,754

Discontinued operations:
Earnings from discontinued operations before income taxes	343	1,075
Income tax benefit	(21)	(32)

Earnings from discontinued operations	364	1,107

Earnings before cumulative effect of change in accounting principle	27,170	11,861
Cumulative effect of change in accounting principle (net of $101,061 income tax benefit)	—	(153,180)

Net earnings (loss)	$27,170	$(141,319)

Basic earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.25	$.10
Earnings from discontinued operations	—	.01
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$.25	$(1.29)

Diluted earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.25	$.10
Earnings from discontinued operations	—	.01
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$.25	$(1.29)

Weighted average common shares outstanding (in thousands):
Basic	107,540	109,243

Diluted	107,570	109,430

Dividends declared per common share	$.075	$.05

Certain reclassifications have been made to the 2005 consolidated statement of earnings. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$44,289	$40,605
Marketable securities	1,330	1,302
Receivables, net of allowances	68,059	79,825
Inventories	32,380	33,461
Prepaid expenses	4,672	2,766
Deferred income taxes, net	5,159	11,116
Assets held for sale	—	603

Total current assets	155,889	169,678
Receivables due beyond one year, net of allowances	80,002	68,935
Preneed funeral receivables and trust investments	492,581	503,468
Preneed cemetery receivables and trust investments	245,432	257,437
Goodwill	272,729	272,729
Cemetery property, at cost	366,595	366,776
Property and equipment, at cost:
Land	41,093	41,090
Buildings	293,929	287,525
Equipment and other	168,625	158,250

	503,647	486,865
Less accumulated depreciation	208,918	195,741

Net property and equipment	294,729	291,124
Deferred income taxes, net	182,861	187,573
Cemetery perpetual care trust investments	217,227	213,088
Other assets	18,800	20,318

Total assets	$2,326,845	$2,351,126

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$2,898	$3,168
Accounts payable	15,134	10,758
Accrued payroll	12,864	12,306
Accrued insurance	22,394	20,757
Accrued interest	8,966	5,236
Other current liabilities	19,873	24,681
Income taxes payable	2,930	886
Liabilities associated with assets held for sale	—	374

Total current liabilities	85,059	78,166
Long-term debt, less current maturities	374,655	406,859
Deferred preneed funeral revenue	281,958	284,090
Deferred preneed cemetery revenue	299,199	292,511
Non-controlling interest in funeral and cemetery trusts	617,914	626,841
Other long-term liabilities	12,585	11,442

Total liabilities	1,671,370	1,699,909

Commitments and contingencies	—	—
Non-controlling interest in perpetual care trusts	215,945	211,764

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares issued and outstanding 101,558,455 and 105,115,187 shares at July 31, 2006 and October 31, 2005, respectively	101,559	105,115
Class B authorized 5,000,000 shares issued and outstanding 3,555,020 shares at July 31, 2006 and October 31, 2005, 10 votes per share, convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	643,562	667,663
Accumulated deficit	(309,138)	(336,308)
Unearned restricted stock compensation	—	(569)
Accumulated other comprehensive loss:
Unrealized depreciation of investments	(8)	(3)

Total accumulated other comprehensive losses	(8)	(3)

Total shareholders’ equity	439,530	439,453

Total liabilities and shareholders’ equity	$2,326,845	$2,351,126

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2006	2005
Cash flows from operating activities:
Net earnings (loss)	$27,170	$(141,319)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	(555)	(2,368)
Cumulative effect of change in accounting principle	—	153,180
Loss on early extinguishment of debt	—	32,822
Premiums paid on early extinguishment of debt	—	(25,463)
Depreciation and amortization	16,453	15,732
Amortization of deferred financing costs	798	1,011
Provision for doubtful accounts	5,012	5,306
Share-based compensation	895	—
Tax benefit on stock options exercised	—	1,991
Provision for deferred income taxes	10,671	5,203
Other	1,490	782
Changes in assets and liabilities:
Increase in other receivables	(5,798)	(10,129)
Decrease in inventories and cemetery property	1,775	1,746
Increase (decrease) in accounts payable and accrued expenses	5,810	(3,833)
Net effect of preneed funeral production and maturities	464	(9,134)
Net effect of preneed cemetery production and deliveries	14,023	10,507
Decrease in other	(108)	(2,307)

Net cash provided by operating activities	78,100	33,727

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	16
Proceeds from sale of assets, net	761	9,731
Insurance proceeds related to hurricane damaged properties	5,300	—
Additions to property and equipment	(19,180)	(17,896)
Other	23	113

Net cash used in investing activities	(13,096)	(8,036)

Cash flows from financing activities:
Proceeds from long-term debt	—	440,000
Repayments of long-term debt	(32,474)	(446,021)
Debt issue costs	—	(6,247)
Issuance of common stock	187	13,541
Purchase and retirement of common stock	(21,046)	(13,685)
Dividends	(8,049)	(5,466)
Other	62	8

Net cash used in financing activities	(61,320)	(17,870)

Net increase in cash	3,684	7,821
Cash and cash equivalents, beginning of period	40,605	21,514

Cash and cash equivalents, end of period	$44,289	$29,335

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes	$(900)	$3,700
Interest	$17,500	$25,200

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$612	$—
Issuance of restricted stock	$82	$1,158

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2006 AND 2005
(Unaudited)
The Company uses adjusted earnings from continuing operations, adjusted EBITDA from continuing operations and recurring free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.
Management believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted earnings from continuing operations is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted earnings from continuing operations herein is consistent with the calculation of adjusted earnings from continuing operations as presented by the Company in the past. The reconciliation of the Company’s net earnings (loss) to adjusted earnings from continuing operations for the three and nine months ended July 31, 2006 and 2005 is provided in the following table.
Adjusted Earnings from Continuing Operations

	Three Months Ended July 31,				Nine Months Ended July 31,
(all items are net of income taxes)	2006		2005		2006		2005
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	$7.3	$.07	$8.9	$.08	$27.2	$.25	$(141.3)	$(1.29)
Subtract: Earnings from discontinued operations	—	—	(0.8)	(.01)	(0.4)	—	(1.1)	(.01)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	—	—	—	153.2	1.40

Earnings from continuing operations	$7.3	$.07	$8.1	$.07	$26.8	$.25	$10.8	$.10
Add: Out of period adjustments (1)	0.9	.01	—	—	1.0	.01	—	—
Subtract: Stock option expense (2)	—	—	(0.3)	—	—	—	(1.0)	(.01)
Add (Subtract): Hurricane related charges (recoveries), net	(0.6)	(.01)	—	—	0.6	.01	—	—
Add: Separation charges	0.4	.01	0.1	—	0.6	—	0.1	—
Subtract: Gains on dispositions, net of impairment (losses)	—	—	(0.1)	—	(0.1)	—	(1.1)	(.01)
Add: Loss on early extinguishment of debt	—	—	0.1	—	—	—	21.0	.19
Subtract: Tax benefit	(0.6)	(.01)	—	—	(0.2)	—	—	—

Adjusted earnings from continuing operations	$7.4	$.07	$7.9	$.07	$28.7	$.27	$29.8	$.27

(1)	During the third quarter of 2006, the Company recorded several adjustments relating to prior accounting periods. For further explanation, see Note 1(g) in the Form 10-Q for the quarter ended July 31, 2006.

(2)	On November 1, 2005, the Company implemented FASB Statement No. 123R, “Share-Based Payment” (“SFAS No. 123R”). The 2005 results are being adjusted as if SFAS 123R had been implemented as of November 1, 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2006 AND 2005
(Unaudited)
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. Adjusted EBITDA from continuing operations, which excludes the items listed below, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.
Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the three and nine months ended July 31, 2006 and 2005:

	Three Months Ended		Nine Months Ended
Adjusted EBITDA from Continuing Operations	July 31,		July 31,
(Dollars in millions)	2006	2005	2006	2005
Consolidated net earnings (loss)	$7.3	$8.9	$27.2	$(141.3)
Subtract: Earnings from discontinued operations	—	(0.8)	(0.4)	(1.1)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	153.2

Earnings from continuing operations	7.3	8.1	26.8	10.8
Add: Depreciation and amortization from continuing operations (excluding out of period adjustments)	5.4	5.3	15.8	15.6
Add: Interest expense	7.1	6.5	22.3	23.5
Add: Income tax expense from continuing operations	3.2	4.5	15.0	5.6

EBITDA from continuing operations	23.0	24.4	79.9	55.5
Add: Out of period adjustments	1.3	—	1.5	—
Subtract: Stock option expense	—	(0.4)	—	(1.5)
Add: Separation charges	0.7	0.1	1.0	0.1
Subtract: Gains on dispositions, net of impairment (losses)	—	—	(0.2)	(1.2)
Add: Hurricane related charges (recoveries), net	(1.1)	—	1.0	—
Add: Loss on early extinguishment of debt	—	0.1	—	32.8

Adjusted EBITDA from continuing operations	$23.9	$24.2	$83.2	$85.7

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2006 AND 2005
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and nine months ended July 31, 2006 and 2005:

	Three Months Ended		Nine Months Ended
Free Cash Flow	July 31,		July 31,
(Dollars in millions)	2006	2005	2006	2005
Net cash provided by operating activities	$27.0	$30.1	$78.1	$33.7
Less: Maintenance capital expenditures	(6.0)	(4.5)	(14.1)	(12.8)

Free cash flow	$21.0	$25.6	$64.0	$20.9

Net cash provided by operating activities	$27.0	$30.1	$78.1	$33.7
Add: Premiums paid on early extinguishment of debt	—	0.1	—	25.5
Less: Extraordinary trust withdrawals(1)	(1.0)	(4.0)	(12.1)	(4.0)
Add: Cash outflows net of insurance proceeds recorded related to Hurricane Katrina	2.2	—	3.3	—

Adjusted cash provided by operating activities	$28.2	$26.2	$69.3	$55.2
Less: Maintenance capital expenditures	(6.0)	(4.5)	(14.1)	(12.8)

Recurring free cash flow	$22.2	$21.7	$55.2	$42.4

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects of the material weaknesses in our internal controls over financial reporting;

•	the effects on us of our industry’s complex accounting model;

•	our ability to conduct a successful search for a new chief executive officer, and the ability of the new chief executive officer to quickly gain proficiency in leading our Company;

•	the effect of hurricanes on our businesses, including the uncertainty of the profitability of our Louisiana businesses in the future and the amount and timing of any potential additional insurance recoveries;

•	our ability to renew insurance coverages in appropriate amounts at an acceptable cost and on appropriate terms and conditions, especially in the aftermath of Hurricane Katrina;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	effects of increased regulation, such as that required by the Sarbanes-Oxley Act, and the related legal and outside accounting expenses associated with compliance with such regulations;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation, and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow and earnings as a result of preneed sales;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	effects of changes in revenue on our cash flow and profits;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2005 and our other

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.